UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                                 (Rule 13d-101)

                                (Amendment No. 3)

      INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-
          1(A) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                       International Aluminum Corporation
                       ----------------------------------
                                (Name of Issuer)

                     Common Stock, par value $1.00 per share
                     ---------------------------------------
                         (Title of Class of Securities)


                                    458884103
                                    ---------
                                 (CUSIP Number)


                     Mr. James A. Mitarotonda c/o Barington
                         Companies Equity Partners, L.P.
                         888 Seventh Avenue, 17th Floor
                               New York, NY 10019
                                 (212) 974-5700
                                 --------------

                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)


                                 April 14, 2005
                                 --------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f), or 13d-1(g), check the following box: |_|.

                                  SCHEDULE 13D

CUSIP No. 458884103
-------------------

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Barington Companies Equity Partners, L.P.                       13-4088890
_______________________________________________________________________________
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [x]
                                                                  (b) |_|
________________________________________________________________________________
3)   SEC USE ONLY

________________________________________________________________________________
4)   SOURCE OF FUNDS
     WC
________________________________________________________________________________
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                      |_|
________________________________________________________________________________
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
________________________________________________________________________________
                        7)  SOLE VOTING POWER
NUMBER OF                   102,230
SHARES               ___________________________________________________________
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                    none
EACH                 ___________________________________________________________
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                      102,230
WITH                 ___________________________________________________________
                       10)  SHARED DISPOSITIVE POWER
                            none
________________________________________________________________________________
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     102,230
________________________________________________________________________________
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                 |_|
________________________________________________________________________________
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     2.41%
________________________________________________________________________________
14)  TYPE OF REPORTING PERSON
     PN
________________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 458884103
-------------------

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Barington Companies Investors, LLC                              13-4126527
 _______________________________________________________________________________
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [x]
                                                                  (b) |_|
________________________________________________________________________________
3)   SEC USE ONLY

________________________________________________________________________________
4)   SOURCE OF FUNDS
     OO
________________________________________________________________________________
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                      |_|
________________________________________________________________________________
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
________________________________________________________________________________
                        7)  SOLE VOTING POWER
NUMBER OF                   102,230
SHARES              ____________________________________________________________
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                    none
EACH                ____________________________________________________________
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                      102,230
WITH                ____________________________________________________________
                       10)  SHARED DISPOSITIVE POWER
                            none
________________________________________________________________________________
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     102,230
________________________________________________________________________________
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   |_|
________________________________________________________________________________
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     2.41%
________________________________________________________________________________
14)  TYPE OF REPORTING PERSON
     OO
________________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 458884103
-------------------

1)   NAME OF REPORTING PERSON
     S.S.  OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Barington Companies Offshore Fund, Ltd. (BVI)
________________________________________________________________________________
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                           (b) |_|
________________________________________________________________________________
3)   SEC USE ONLY

________________________________________________________________________________
4)   SOURCE OF FUNDS
     WC
________________________________________________________________________________
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                      |_|
________________________________________________________________________________
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
     British Virgin Islands
________________________________________________________________________________
                        7)  SOLE VOTING POWER
NUMBER OF                   21,295
SHARES              ____________________________________________________________
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                    none
EACH                ____________________________________________________________
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                      21,295
WITH                ____________________________________________________________
                       10)  SHARED DISPOSITIVE POWER
                            none
________________________________________________________________________________
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     21,295
________________________________________________________________________________
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                               |_|
________________________________________________________________________________
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.50%
________________________________________________________________________________
14)  TYPE OF REPORTING PERSON
     OO
________________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 458884103
-------------------

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Barington Companies Advisors, LLC                                20-0327470
________________________________________________________________________________
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                           (b) |_|
________________________________________________________________________________
3)   SEC USE ONLY

________________________________________________________________________________
4)   SOURCE OF FUNDS
     OO
________________________________________________________________________________
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                      |_|
________________________________________________________________________________
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
________________________________________________________________________________
                        7)  SOLE VOTING POWER
NUMBER OF                   21,295
SHARES              ____________________________________________________________
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                    7,605
EACH                ____________________________________________________________
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                      21,295
WITH                ____________________________________________________________
                       10)  SHARED DISPOSITIVE POWER
                            7,605
________________________________________________________________________________
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     28,900
________________________________________________________________________________
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                     |_|
________________________________________________________________________________
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.68%
________________________________________________________________________________
14)  TYPE OF REPORTING PERSON
     IA, OO
________________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 458884103
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Barington Capital Group, L.P.                                  13-3635132
________________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [x]
                                                                 (b) |_|
________________________________________________________________________________
3)    SEC USE ONLY

________________________________________________________________________________
4)    SOURCE OF FUNDS
      OO
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
      New York
________________________________________________________________________________
                        7)  SOLE VOTING POWER
NUMBER OF                   123,525
SHARES              ____________________________________________________________
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                    7,605
EACH                ____________________________________________________________
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                      123,525
WITH                ____________________________________________________________
                       10)  SHARED DISPOSITIVE POWER
                            7,605
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      131,130
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                             |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      3.09%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
      PN
________________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 458884103
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      LNA Capital Corp.                                              13-3635168
 _______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [x]
                                                                (b) |_|
________________________________________________________________________________
3)    SEC USE ONLY

________________________________________________________________________________
4)    SOURCE OF FUNDS
      OO
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
________________________________________________________________________________
                        7)  SOLE VOTING POWER
NUMBER OF                   123,525
SHARES              ____________________________________________________________
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                    7,605
EACH                ____________________________________________________________
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                      123,525
WITH                ____________________________________________________________
                       10)  SHARED DISPOSITIVE POWER
                            7,605
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      131,130
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      3.09%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
      CO
________________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 458884103
-------------------

1)    NAME OF REPORTING PERSON
      S.S.  OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      James Mitarotonda
________________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [x]
                                                              (b) |_|
________________________________________________________________________________
3)    SEC USE ONLY

________________________________________________________________________________
4)    SOURCE OF FUNDS
      OO
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
________________________________________________________________________________
                        7)  SOLE VOTING POWER
NUMBER OF                   123,525
SHARES              ____________________________________________________________
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                    7,605
EACH                ____________________________________________________________
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                      123,525
WITH                ____________________________________________________________
                       10)  SHARED DISPOSITIVE POWER
                            7,605
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      131,130
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      3.09%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
      IN
________________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 458884103
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Parche, LLC                                                     20-0870632
 _______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
________________________________________________________________________________
3)    SEC USE ONLY

________________________________________________________________________________
4)    SOURCE OF FUNDS
      WC
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
________________________________________________________________________________
                        7)  SOLE VOTING POWER
NUMBER OF                   23,816
SHARES              ____________________________________________________________
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                    none
EACH                ____________________________________________________________
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                      23,816
WITH                ____________________________________________________________
                       10)  SHARED DISPOSITIVE POWER
                            none
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      23,816
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                               |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.56%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
      OO
________________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 458884103
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Starboard Value & Opportunity Fund, LLC                         37-1484524
________________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [x]
                                                             (b) |_|
________________________________________________________________________________
3)    SEC USE ONLY

________________________________________________________________________________
4)    SOURCE OF FUNDS
      WC
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
________________________________________________________________________________
                        7)  SOLE VOTING POWER
NUMBER OF                   114,671
SHARES              ____________________________________________________________
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                    none
EACH                ____________________________________________________________
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                      114,671
WITH                ____________________________________________________________
                       10)  SHARED DISPOSITIVE POWER
                            none
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      114,671
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      2.7%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
      OO
________________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 458884103
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      RCG Equity Market Neutral Master Fund, Ltd.                     98-0365487
________________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
________________________________________________________________________________
3)    SEC USE ONLY

________________________________________________________________________________
4)    SOURCE OF FUNDS
      WC
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
      Cayman Islands
________________________________________________________________________________
                        7)  SOLE VOTING POWER
NUMBER OF                   93,550
SHARES              ____________________________________________________________
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                    none
EACH                ____________________________________________________________
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                      93,550
WITH                ____________________________________________________________
                       10)  SHARED DISPOSITIVE POWER
                            none
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      93,550
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                               |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      2.2%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
      CO
________________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 458884103
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      RCG Halifax Fund, Ltd.                                          98-0197623
________________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [x]
                                                                (b) |_|
________________________________________________________________________________
3)    SEC USE ONLY

________________________________________________________________________________
4)    SOURCE OF FUNDS
      WC
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
      Cayman Islands
________________________________________________________________________________
                        7)  SOLE VOTING POWER
NUMBER OF                   11,783
SHARES              ____________________________________________________________
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                    none
EACH                ____________________________________________________________
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                      11,783
WITH                ____________________________________________________________
                       10)  SHARED DISPOSITIVE POWER
                            none
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      11,783
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.28%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
      CO
________________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 458884103
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Admiral Advisors, LLC                                           37-1484525
________________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [x]
                                                               (b) |_|
________________________________________________________________________________
3)    SEC USE ONLY

________________________________________________________________________________
4)    SOURCE OF FUNDS
      OO
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
________________________________________________________________________________
6)     CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
________________________________________________________________________________
                        7)  SOLE VOTING POWER
NUMBER OF                   138,487
SHARES              ____________________________________________________________
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                    none
EACH                ____________________________________________________________
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                      138,487
WITH                ____________________________________________________________
                       10)  SHARED DISPOSITIVE POWER
                            none
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      138,487
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                             |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      3.26%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
      OO
________________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 458884103
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Ramius Capital Group, LLC                                      13-3937658
________________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
________________________________________________________________________________
3)    SEC USE ONLY

________________________________________________________________________________
4)    SOURCE OF FUNDS
      OO
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                        |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
________________________________________________________________________________
                        7)  SOLE VOTING POWER
NUMBER OF                   243,820
SHARES              ____________________________________________________________
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                    none
EACH                ____________________________________________________________
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                      243,820
WITH                ____________________________________________________________
                       10)  SHARED DISPOSITIVE POWER
                            none
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      243,820
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                              |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      5.74%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
      IA, OO
________________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 458884103
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      C4S & Co., LLC                                                 13-3946794
 _______________________________________________________________________________
 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
________________________________________________________________________________
3)    SEC USE ONLY
________________________________________________________________________________
4)    SOURCE OF FUNDS          OO
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                        |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
________________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     243,820
SHARES            ______________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ______________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        243,820
WITH              ______________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      243,820
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      5.74%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
      OO
________________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 458884103
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Peter A. Cohen
 _______________________________________________________________________________
 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
________________________________________________________________________________
3)    SEC USE ONLY
________________________________________________________________________________
4)    SOURCE OF FUNDS          OO
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                        |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
________________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     none
SHARES            ______________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      243,820
EACH              ______________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        none
WITH              ______________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              243,820
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      243,820
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      5.74%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
      IN
________________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 458884103
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Morgan B. Stark
 _______________________________________________________________________________
 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
________________________________________________________________________________
3)    SEC USE ONLY
________________________________________________________________________________
4)    SOURCE OF FUNDS          OO
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                        |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
________________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     none
SHARES            ______________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      243,820
EACH              ______________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        none
WITH              ______________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              243,820
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      243,820
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      5.74%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
      IN
________________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 458884103
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Jeffrey M. Solomon
 _______________________________________________________________________________
 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
________________________________________________________________________________
3)    SEC USE ONLY
________________________________________________________________________________
4)    SOURCE OF FUNDS          OO
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                        |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
________________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     none
SHARES            ______________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      243,820
EACH              ______________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        none
WITH              ______________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              243,820
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      243,820
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      5.74%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
      IN
________________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 458884103
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Thomas W. Strauss
 _______________________________________________________________________________
 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
________________________________________________________________________________
3)    SEC USE ONLY
________________________________________________________________________________
4)    SOURCE OF FUNDS          OO
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                        |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
________________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     none
SHARES            ______________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      243,820
EACH              ______________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        none
WITH              ______________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              243,820
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      243,820
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      5.74%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
      IN
________________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 458884103
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Millenco, L.P.                                                 13-3532932
 _______________________________________________________________________________
 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
________________________________________________________________________________
3)    SEC USE ONLY
________________________________________________________________________________
4)    SOURCE OF FUNDS          WC
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                        |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
________________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     none
SHARES            ______________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      7,605
EACH              ______________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        none
WITH              ______________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              7,605
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      7,605
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.18%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
      PN, BD
________________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 458884103
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Millennium Management, L.L.C.                                   13-3804139
 _______________________________________________________________________________
 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
________________________________________________________________________________
3)    SEC USE ONLY
________________________________________________________________________________
4)    SOURCE OF FUNDS          OO
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                        |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
________________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     none
SHARES            ______________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      7,605
EACH              ______________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        none
WITH              ______________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              7,605
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      7,605
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.18%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
      00
________________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 458884103
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Israel A. Englander
 _______________________________________________________________________________
 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
________________________________________________________________________________
3)    SEC USE ONLY
________________________________________________________________________________
4)    SOURCE OF FUNDS          OO
________________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                        |_|
________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
________________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     none
SHARES            ______________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      7,605
EACH              ______________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        none
WITH              ______________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              7,605
________________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      7,605
________________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                |_|
________________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.18%
________________________________________________________________________________
14)   TYPE OF REPORTING PERSON
      IN
________________________________________________________________________________

      This Amendment No. 3 amends the Schedule 13D filed with the Securities and Exchange Commission on July 20, 2004, as amended and restated by that certain Amendment No. 1 filed on January 20, 2005 and amended by that certain Amendment No. 2 filed on March 7, 2005 (together, the "Statement"), by and on behalf of Barington Companies Equity Partners, L.P. and others with respect to the common stock, par value $1.00 per share, of International Aluminum Corporation, a California corporation (the "Company"). The principal executive offices of the Company are located at 767 Monterey Pass Road, Monterey Park, California 91754.

Item 2.           Identity and Background.
                  -----------------------

      The first and second paragraphs under Item 2(a)-(c) of the Statement are hereby amended and restated as follows:

      This Statement is being filed by Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC, Barington Companies Offshore Fund, Ltd. (BVI), Barington Companies Advisors, LLC, Barington Capital Group, L.P., LNA Capital Corp., James Mitarotonda, Parche, LLC, Starboard Value & Opportunity Fund, LLC, RCG Equity Market Neutral Master Fund, Ltd., RCG Halifax Fund, Ltd., Admiral Advisors, LLC, Ramius Capital Group, LLC, C4S & Co., LLC, Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon, Thomas W. Strauss, Millenco, L.P., Millennium Management, L.L.C. and Israel A. Englander (each, a "Reporting Entity" and, collectively, the "Reporting Entities").

      As of the date of this Amendment No. 3, the Reporting Entities are the beneficial owners of, in the aggregate, 374,950 shares of Common Stock, representing approximately 8.83% of the shares of Common Stock presently outstanding.

      The following is hereby added to the end of Item 2(a)-(c) of the
Statement:

      Millenco, L.P., is a Delaware limited partnership and a registered broker-dealer. The address of the principal offices of Millenco, L.P. is 666 Fifth Avenue, New York, New York 10103.

      The general partner of Millenco, L.P. is Millennium Management, L.L.C. Millennium Management, L.L.C. is a Delaware limited liability company which acts as the general partner of Millenco, L.P. and the managing general partner of Millenium Partners, L.P. The address of the principal offices of Millennium Management, L.L.C. is 666 Fifth Avenue, New York, New York 10103. Israel A. Englander is the Managing Member of Millennium Management, L.L.C. The business address of Mr. Englander is c/o Millennium Management, L.L.C., 666 Fifth Avenue, New York, New York 10103.

      Item 2(f) of the Statement is hereby amended and restated as follows:

      Each natural person identified in Item 2 is a citizen of the United States, other than Graham Cook, a director of Barington Companies Offshore Fund, Ltd. (BVI), who is a citizen of the United Kingdom.

Item 3.           Source and Amount of Funds or Other Consideration.
                  -------------------------------------------------

      The information contained in Item 3 of the Statement is hereby amended and supplemented as follows:

      Since the filing of the Statement, the Reporting Entities purchased an aggregate of 54,000 shares of Common Stock. The amount of funds expended for such purchases was approximately $260,058.20 by Barington Companies Equity Partners, L.P., $80,733.09 by Barington Companies Offshore Fund Ltd. (BVI), $23,532.23 by Parche, LLC, $123,481.76 by Starboard Value & Opportunity Fund, LLC, $134,811.59 by RCG Halifax Fund, Ltd., $901,480.02 by RCG Equity Market Neutral Master Fund, Ltd. and $246,567.09 on behalf of Millenco, L.P.

      All purchases of Common Stock by the Reporting Entities were made in open market transactions as described in the Schedule attached hereto. All such purchases of Common Stock were funded by working capital, which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business.

Item 5.           Interest in Securities of the Issuer.
                  ------------------------------------

      Item 5(a) is hereby amended and restated as follows:

      As of the date hereof, Barington Companies Equity Partners, L.P. beneficially owns an aggregate of 102,230 shares of Common Stock, representing approximately 2.41% of the shares of Common Stock presently outstanding based upon the 4,247,294 shares of Common Stock reported by the Company to be issued and outstanding as of February 3, 2005 in its Form 10-Q filed with the Securities and Exchange Commission on February 11, 2005 (the "Issued and Outstanding Shares").

      As the general partner of Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC may be deemed to beneficially own the 102,230 shares of Common Stock owned by Barington Companies Equity Partners, L.P. As the Managing Member of Barington Companies Investors, LLC, which in turn is the general partner of Barington Companies Equity Partners, L.P., Mr. Mitarotonda may be deemed to beneficially own the 102,230 shares of Common Stock owned by Barington Companies Equity Partners, L.P., constituting approximately 2.41% of the Issued and Outstanding Shares.

      As of the date hereof, Barington Companies Offshore Fund, Ltd. (BVI) beneficially owns 21,295 shares of Common Stock, constituting approximately 0.50% of the Issued and Outstanding Shares. As of the date hereof, Barington Companies Advisors, LLC beneficially owns 7,605 shares of Common Stock, which shares are held in a managed account as further described in Item 6. As the investment advisor to Barington Companies Offshore Fund, Ltd. (BVI), Barington Companies Advisors, LLC may also be deemed to beneficially own the 21,295 shares of Common Stock owned by Barington Companies Offshore Fund, Ltd. (BVI), representing an aggregate of 28,900 shares, constituting approximately 0.68% of the Issued and Outstanding Shares. As the Managing Member of Barington Companies Advisors, LLC, Barington Capital Group, L.P. may be deemed to beneficially own the 7,605 shares of Common Stock beneficially owned by Barington Companies Advisors, LLC and the 21,295 shares of Common Stock owned by Barington Companies Offshore Fund, Ltd. (BVI). As the majority member of Barington

Companies Investors, LLC, Barington Capital Group, L.P. may also be deemed to beneficially own the 102,230 shares of Common Stock owned by Barington Companies Equity Partners, L.P., representing an aggregate of 131,130 shares, constituting approximately 3.09% of the Issued and Outstanding Shares. As the general partner of Barington Capital Group, L.P., LNA Capital Corp. may be deemed to beneficially own the 102,230 shares owned by Barington Companies Equity Partners, L.P., the 7,605 shares of Common Stock beneficially owned by Barington Companies Advisors, LLC and the 21,295 shares owned by Barington Companies Offshore Fund, Ltd. (BVI), representing an aggregate of 131,130 shares, constituting approximately 3.09% of the Issued and Outstanding Shares. As the sole stockholder and director of LNA Capital Corp., Mr. Mitarotonda may be deemed to beneficially own the 102,230 shares owned by Barington Companies Equity Partners, L.P., the 7,605 shares of Common Stock beneficially owned by Barington Companies Advisors, LLC and the 21,295 shares owned by Barington Companies Offshore Fund, Ltd. (BVI), representing an aggregate of 131,130 shares, constituting approximately 3.09% of the Issued and Outstanding Shares. Mr. Mitarotonda has sole voting and dispositive power with respect to the 102,230 shares owned by Barington Companies Equity Partners, L.P. and the 21,295 shares owned by Barington Companies Offshore Fund, Ltd. (BVI) and shared voting and dispositive power with respect to the 7,605 shares of Common Stock beneficially owned by Barington Companies Advisors, LLC by virtue of his authority to vote and dispose of such shares. Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

      As of the date hereof, each of Parche, LLC and Starboard Value & Opportunity Fund, LLC beneficially own 23,816 and 114,671 shares of Common Stock, respectively, constituting approximately 0.56% and 2.7%, respectively, of the Issued and Outstanding Shares. As the Managing Member of each of Parche, LLC and Starboard Value & Opportunity Fund, LLC, Admiral Advisors, LLC may be deemed to beneficially own the 23,816 shares and the 114,671 shares, respectively, of Common Stock owned by Parche, LLC and Starboard Value & Opportunity Fund, LLC, representing an aggregate of 138,487 shares, constituting approximately 3.26% of the Issued and Outstanding Shares. As of the date hereof, each of RCG Equity Market Neutral Master Fund, Ltd. and RCG Halifax Fund, Ltd. beneficially own 93,550 and 11,783 shares of Common Stock, respectively, constituting approximately 2.2% and 0.28%, respectively, of the Issued and Outstanding Shares. As the sole member of Admiral Advisors, LLC and the investment advisor of each of RCG Equity Market Neutral Master Fund, Ltd. and RCG Halifax Fund, Ltd., Ramius Capital Group, LLC may be deemed to beneficially own the 23,816 shares, the 114,671 shares, the 93,550 shares and the 11,783 shares, respectively, of Common Stock owned by Parche, LLC, Starboard Value & Opportunity Fund, LLC, RCG Equity Market Neutral Master Fund, Ltd. and RCG Halifax Fund, Ltd., representing an aggregate of 243,820 shares, constituting approximately 5.74% of the Issued and Outstanding Shares. As the Managing Member of Ramius Capital Group, LLC, C4S & Co., LLC may be deemed to beneficially own the 23,816 shares, the 114,671 shares, the 93,550 shares and the 11,783 shares, respectively, of Common Stock owned by Parche, LLC, Starboard Value & Opportunity Fund, LLC, RCG Equity Market Neutral Master Fund, Ltd. and RCG Halifax Fund, Ltd., representing an aggregate of 243,820 shares, constituting approximately 5.74% of the Issued and Outstanding Shares. As the Managing Members of C4S & Co., LLC, each of Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss may be deemed to beneficially own the 23,816 shares, the 114,671 shares, the 93,550 shares and the 11,783 shares, respectively, of Common Stock owned by Parche, LLC, Starboard Value & Opportunity Fund, LLC, RCG Equity Market Neutral Master Fund, Ltd. and RCG Halifax Fund, Ltd., representing an aggregate of 243,820 shares, constituting approximately 5.74% of the Issued and Outstanding Shares. Each of Messrs. Cohen, Stark, Solomon and Strauss share voting and dispositive power with respect to the 23,816 shares, the 114,671 shares, the 93,550 shares and the 11,783 shares, respectively, owned by Parche, LLC, Starboard Value & Opportunity Fund, LLC, RCG Equity Market Neutral Master Fund, Ltd. and RCG Halifax Fund, Ltd. by virtue of their shared authority to vote and dispose of such shares. Messrs. Cohen, Stark, Solomon & Strauss disclaim beneficial ownership of such shares.

      As of the date hereof, Millenco, L.P. may be deemed to beneficially own an aggregate of 7,605 shares of Common Stock, representing approximately 0.18% of the Issued and Outstanding Shares.

      As the general partner of Millenco, L.P., Millennium Management, L.L.C. may be deemed to beneficially own the 7,605 shares of Common Stock which may be deemed to be beneficially owned by Millenco, L.P. As the Managing Member of Millennium Management, L.L.C., which in turn is the general partner of Millenco, L.P., Mr. Englander may be deemed to beneficially own the 7,605 shares of Common Stock which may be deemed to be beneficially owned by Millenco, L.P., constituting approximately 0.18% of the Issued and Outstanding Shares. Mr. Englander disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

      Information with respect to each of the Reporting Entities is given solely by such Reporting Entity and no Reporting Entity shall have responsibility for the accuracy or completeness of information supplied by another Reporting Entity.

Item 6. Contracts, Arrangements, Understanding or Relationships With Respect to Securities of the Issuer.
            --------------------------------------------------------------------

      Item 6 of the Statement is hereby amended and supplemented by adding the following:

       Pursuant to an account management agreement between Millennium Operations, LLC and Barington Companies Advisors, LLC (the "Management Agreement"), Barington Companies Advisors, LLC manages an investment account on behalf of Millenco, L.P. The 7,605 shares of Common Stock purchased in that managed account on behalf of Millenco, L.P. have been reported in this Amendment No. 3 as being beneficially owned by Barington Companies Advisors, LLC, Barington Capital Group, L.P., LNA Capital Corp. and James Mitarotonda and may also be deemed to be beneficially owned by Millenco, L.P., Millennium Management, L.L.C. and Israel Englander.

Note: Millennium Partners, L.P. a Cayman Islands limited partnership, is a limited partner of Millenco, L.P. As a limited partner, Millennium Partners, L.P. has no investment or voting control over Millenco, L.P. or its securities positions.

Item 7.     Material to be Filed as Exhibits.
            --------------------------------

      The information contained in Item 7 of the Statement is hereby amended and supplemented by adding the following:


Exhibit No.       Exhibit Description

99.2 Agreement of Joint Filing among Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC, James Mitarotonda, Barington Companies Offshore Fund, Ltd., Barington Companies Advisors, LLC,

                  Barington Capital Group, L.P., LNA Capital Corp., Parche, LLC, Starboard Value & Opportunity Fund, LLC, RCG Equity Market Neutral Master Fund, Ltd., RCG Halifax Fund, Ltd., Ramius Capital Group, LLC, C4S & Co., LLC, Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon, Thomas W. Strauss, Millenco, L.P., Millennium Management, L.L.C. and Israel A. Englander dated April 19, 2005.(1)

99.3              Power of attorney for Peter A. Cohen, Morgan B. Stark, Thomas
                  W. Strauss and Jeffrey M. Solomon dated March 11, 2005.




------------------
(1) The Agreement of Joint Filing that was previously filed has been superseded and replaced by the attached Agreement of Joint Filing, which is in full force and effect.

                                   SIGNATURES
                                   ----------

      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated:  April 19, 2005

                                       BARINGTON COMPANIES EQUITY PARTNERS, L.P.
                                       By: Barington Companies Investors, LLC,
                                           its general partner


                                       By: /s/ James A. Mitarotonda
                                          ---------------------------------
                                       Name: James A. Mitarotonda
                                       Title: Managing Member


                                       BARINGTON COMPANIES INVESTORS, LLC


                                       By: /s/ James A. Mitarotonda
                                           --------------------------------
                                       Name: James A. Mitarotonda
                                       Title: Managing Member


                                       /s/ James A. Mitarotonda
                                       ------------------------------------
                                       James A. Mitarotonda



                                       BARINGTON COMPANIES OFFSHORE FUND, LTD.
                                       (BVI)


                                       By: /s/ James A. Mitarotonda
                                           --------------------------------
                                       Name: James A. Mitarotonda
                                       Title: President


                                       BARINGTON COMPANIES ADVISORS, LLC



                                       By: /s/ James A. Mitarotonda
                                           --------------------------------
                                       Name: James A. Mitarotonda
                                       Title: Managing Member

                                       BARINGTON CAPITAL GROUP, L.P.
                                       By:  LNA Capital Corp., its general
                                            partner

                                       By: /s/ James A. Mitarotonda
                                           -----------------------------
                                       Name: James A. Mitarotonda
                                       Title: President and CEO


                                       LNA CAPITAL CORP.


                                       By: /s/ James A. Mitarotonda
                                           -----------------------------
                                       Name: James A. Mitarotonda
                                       Title: President and CEO


                                       PARCHE, LLC
                                       By: Admiral Advisors, LLC, its managing
                                           member


                                       By: /s/ Morgan B. Stark
                                           -----------------------------
                                       Name: Morgan B. Stark
                                       Title: Authorized Signatory



                                       STARBOARD VALUE & OPPORTUNITY FUND, LLC
                                       By: Admiral Advisors, LLC, its managing
                                           member


                                       By: /s/ Morgan B. Stark
                                           -----------------------------
                                       Name: Morgan B. Stark
                                       Title: Authorized Signatory



                                       RCG EQUITY MARKET NEUTRAL MASTER FUND,
                                       LTD.


                                       By: /s/ Morgan B. Stark
                                          ------------------------------
                                       Name: Morgan B. Stark
                                       Title: Authorized Signatory

                                       RCG HALIFAX FUND, LTD.


                                       By: /s/ Morgan B. Stark
                                          ------------------------------
                                       Name: Morgan B. Stark
                                       Title: Authorized Signatory


                                       ADMIRAL ADVISORS, LLC
                                       By:  Ramius Capital Group, LLC, its
                                            sole member


                                       By: /s/ Morgan B. Stark
                                           -----------------------------
                                       Name: Morgan B. Stark
                                       Title: Authorized Signatory


                                       RAMIUS CAPITAL GROUP, LLC
                                       By:  C4S & Co., LLC, its Managing Member


                                       By: /s/ Morgan B. Stark
                                           -----------------------------
                                       Name: Morgan B. Stark
                                       Title: Managing Member


                                       C4S & CO., LLC



                                       By: /s/ Morgan B. Stark
                                           -----------------------------
                                       Name: Morgan B. Stark
                                       Title: Managing Member



                                       /s/ Morgan B. Stark
                                       ---------------------------------
                                       Attorney-in-Fact for Peter A.Cohen


                                       /s/ Morgan B. Stark
                                       -------------------------
                                       Morgan B. Stark


                                       /s/ Morgan B. Stark
                                       ---------------------------------------
                                       Attorney-in-Fact for Jeffrey M. Solomon


                                       /s/ Morgan B. Stark
                                       -------------------------
                                       Attorney-in-Fact for Thomas W. Strauss

                                       MILLENCO, L.P.
                                       By: Millennium Management, L.L.C., its
                                           general partner


                                       By: /s/ Terry Feeney
                                           -----------------------------
                                       Name: Terry Feeney
                                       Title: Chief Operating Officer


                                       Millennium Management, L.L.C.


                                       By: /s/ Terry Feeney
                                           -----------------------------
                                       Name: Terry Feeney
                                       Title: Chief Operating Officer


                                       /s/ Israel A. Englander
                                       ---------------------------------
                                       Israel A. Englander

                                    SCHEDULE

        This schedule sets forth information with respect to each purchase of Common Stock which was effectuated by a Reporting Entity since the filing of the Statement. All transactions were effectuated in the open market through a broker.

Shares purchased by Barington Companies Equity Partners, L.P.


             Number of
Date          Shares                Price Per Share             Cost(1)
----         ---------              ---------------           -----------
3/30/05         980                    $33.061                $32,399.78
3/31/05         60                     $33.22                 $1,993.20
4/1/05          160                    $33.20                 $5,312.00
4/4/05          320                    $33.106                $10,593.92
4/5/05          400                    $33.228                $13,291.20
4/6/05          100                    $33.226                $3,322.60
4/7/05          140                    $33.294                $4,661.16
4/8/05          738                    $32.831                $24,229.28
4/11/05         922                    $32.649                $30,102.38
4/12/05         738                    $32.331                $23,860.28
4/13/05         86                     $32.30                 $2,777.80
4/14/05         1,972                  $32.045                $63,192.74
4/15/05         1,429                  $31.016                $44,321.86

----------

(1) Excludes commissions and other execution-related costs.


Shares purchased on behalf of Barington Companies Offshore Fund, Ltd.

             Number of
Date           Shares                Price Per Share           Cost(2)
----         ---------               ---------------         -----------
3/30/05         245                    $33.061                $8,099.95
3/31/05         15                     $33.22                 $498.30
4/1/05          40                     $33.20                 $1,328
4/4/05          80                     $33.106                $2,648.48
4/5/05          100                    $33.228                $3,322.80
4/6/05          25                     $33.226                $830.65
4/7/05          35                     $33.294                $1,165.29
4/8/05          246                    $32.831                $8,076.43
4/11/05         308                    $32.649                $10,055.89
4/12/05         246                    $32.331                $7,953.43
4/13/05         29                     $32.30                 $936.70
4/14/05         657                    $32.045                $21,053.57
4/15/05         476                    $31.016                $14,763.62

----------

(2) Excludes commissions and other execution-related costs.

Shares purchased by Parche, LLC


             Number of
Date           Shares                Price Per Share           Cost(3)
----         ---------               ---------------         -----------
4/13/05         18                     $32.30                 $581.40
4/14/05         421                    $32.045                $13,490.95
4/15/05         305                    $31.016                $9,459.88

----------

(3) Excludes commissions and other execution-related costs.

Shares purchased by Starboard Value & Opportunity Fund, LLC


             Number of
Date           Shares                Price Per Share           Cost(4)
----         ---------               ---------------         -----------
4/13/05         96                     $32.30                 $3,100.80
4/14/05         2,208                  $32.045                $70,755.36
4/15/05         1,600                  $31.016                $49,625.60

----------

(4) Excludes commissions and other execution-related costs.

Shares purchased by RCG Halifax Fund, Ltd.


             Number of
Date           Shares                Price Per Share           Cost(5)
----         ---------               ---------------         -----------
3/7/05          200                    $34.60                 $6,920.00
3/10/05         850                    $33.936                $28,845.49
3/15/05         150                    $33.70                 $5,055.00
3/16/05         100                    $32.96                 $3,296.00
3/17/05         50                     $32.24                 $1,612.00
3/18/05         1,350                  $32.953                $44,486.70
3/24/05         100                    $33                    $3,300.00
3/29/05         400                    $33.134                $13,253.58
3/30/05         300                    $33.061                $9,918.37
4/1/05          50                     $33.20                 $1,660.00
4/4/05          100                    $33.106                $3,310.63
4/5/05          100                    $33.228                $3,322.80
4/8/05          200                    $32.831                $6,566.13
4/11/05         100                    $32.649                $3,264.89

----------

(5) Excludes commissions and other execution-related costs.

Shares purchased by RCG Equity Market Neutral Master Fund, Ltd.


             Number of
Date           Shares                Price Per Share           Cost(6)
----         ---------               ---------------         -----------
3/7/05          800                    $34.60                 $27,680.00
3/10/05         3,750                  $33.936                $127,259.51
3/15/05         1,350                  $33.70                 $45,495.00
3/16/05         900                    $32.96                 $29,664.00
3/17/05         350                    $32.24                 $11,284.00
3/18/05         9,250                  $32.953                $304,816.30
3/24/05         900                    $33                    $29,700.00
3/29/05         2,800                  $33.134                $92,775.03
3/30/05         2,150                  $33.061                $71,081.63
3/31/05         150                    $33.22                 $4,983.00
4/1/05          350                    $33.20                 $11,620.00
4/4/05          700                    $33.106                $23,174.37
4/5/05          900                    $33.228                $29,905.20
4/6/05          250                    $33.228                $8,307.00
4/7/05          350                    $33.294                $11,653.00
4/8/05          1,400                  $32.831                $45,962.87
4/11/05         800                    $32.649                $26,119.11

----------

(6) Excludes commissions and other execution-related costs.


Shares purchased by Millenco, L.P.


            Number of
Date         Shares                Price Per Share            Cost(7)
----        ---------              ---------------          -----------
3/30/05         1,225                  $33.061                $40,499.73
3/31/05         75                     $33.220                $2,491.50
4/1/05          200                    $33.200                $6,640.00
4/4/05          400                    $33.106                $13,242.40
4/5/05          500                    $33.228                $16,614.00
4/6/05          125                    $33.226                $4,153.25
4/7/05          175                    $33.294                $5,826.45
4/8/05          616                    $32.831                $20,223.90
4/11/05         770                    $32.649                $25,139.73
4/12/05         616                    $32.331                $19,915.90
4/13/05         71                     $32.300                $2,293.30
4/14/05         1,642                  $32.045                $52,617.89
4/15/05         1,190                  $31.016                $36,909.04



----------

(7) Excludes commissions and other execution-related costs.